Exhibit 99.1

Amarin Reports Fourth Quarter and Year-End 2015 Financial Results and Provides Update on Operations

62% Increase in Fourth Quarter and 51% Increase in Full-Year Total Revenue Compared to 2014

REDUCE-IT Cardiovascular Outcomes Study Continuing on Schedule

Conference Call Set for 8:00 a.m. ET Today

BEDMINSTER, N.J., and DUBLIN, Ireland, February 25, 2016 — Amarin Corporation plc (NASDAQ: AMRN), a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health, today announced financial results for the quarter and year ended December 31, 2015, and provided an update on company operations.

Key Amarin operating achievements since September 30, 2015, include:

•	Revenue growth: Recognized $26.4 million in net product revenue from Vascepa sales and $26.6 million in total revenue in Q4 2015, reflecting a 24% increase over Q3 2015 net product sales and 60% increase over Q4 2014 net product sales, and leading to full-year net product revenue of $81.0 million and full year total revenue of $81.8 million, increases of 49% and 51%, respectively, over 2014;

•	Prescription growth: Increased normalized prescriptions, based on data from Symphony Health Solutions and IMS Health, by 14% and 15%, respectively, compared to Q3 2015, representing an increase of approximately 52% and 55%, respectively, compared to Q4 2014;

•	Gross margins: Achieved gross margin on product sales of 68% during Q4 2015, the highest to date in any quarterly period, and full-year gross margin of 66% driven by ongoing improvements in product costs;

•	R&D progress: Exceeded 99% enrollment in REDUCE-IT cardiovascular outcomes study with the cumulative primary cardiovascular event rate tracking to expectation and independent research further increasing the company’s confidence in the success of this important study; and

•	Strengthened management team: Appointed Craig Granowitz, M.D., Ph.D., former senior vice president and head of global medical affairs, global human health at Merck, to newly created position of chief medical officer; and hired a new head of managed care team to support expanded commercial growth and further prepare for REDUCE-IT success.

“Throughout 2015, Amarin remained focused on strengthening its commercial operations and driving revenue growth while investing in research critical to improving care for patients with persistently high triglycerides and increased cardiovascular risk,” commented John F. Thero, president and chief executive officer of Amarin. “We believe strongly in the current and future value of Vascepa. During the course of this past year, we significantly advanced our REDUCE-IT cardiovascular outcomes study and took unprecedented steps to secure our right to expand promotion of Vascepa. Our focus and achievements resulted not only in significant revenue growth for 2015, but position us for continued growth in 2016 and the years that follow.”

Commercial Operations

Amarin’s strong revenue growth in both the fourth quarter and year ended December 31, 2015 resulted from greater demand as prescriptions and resulting shipment volumes of Vascepa to wholesalers in support of reorders and new orders of Vascepa all increased.

Normalized prescriptions (estimated) for the fourth quarter of 2015, based on prescription data from Symphony Health Solutions and IMS Health, totaled approximately 192,000 and 203,000, respectively. These prescription levels represent growth of approximately 14% and 15%, respectively, compared to the quarter ended September 30, 2015, and an increase of approximately 52% and 55%, respectively, compared to the same quarter in 2014.

Introducing healthcare professionals to additional information regarding Vascepa and its unique single active ingredient ethyl-eicosapentaenoic acid (EPA) favorably impacted Vascepa prescriptions in the fourth quarter of 2015. In particular, in August 2015, Amarin began to educate healthcare professionals on the successful results of the phase 3 ANCHOR study of Vascepa. This expanded promotion followed a previously announced United States District Court declaration which confirmed that Amarin may engage in truthful and non-misleading speech promoting Vascepa to healthcare professionals beyond the use approved by the FDA, with specific reference to patients studied in Amarin’s successful ANCHOR study of Vascepa, i.e., patients with persistently high triglycerides after statin therapy.

The increase in Vascepa revenues during 2015 also reflects the efficiency, high level of engagement, low turnover and increased productivity of Amarin’s sales force supported by expanded managed care coverage and reports of positive patient experience when treated with the therapy. Sales and marketing of Vascepa by Amarin’s co-promotion partner, Kowa Pharmaceuticals America, Inc., also contributed to this growth.

REDUCE-IT Nearing Enrollment Completion and on Target for 60% of Primary Events

The REDUCE-IT cardiovascular outcomes trial continues to track to prior estimates, supporting onset of the predefined target (1,612th) cumulative event in 2017 and publication of results in 2018. The results of this important trial could lead to new treatment options and improved medical care for tens of millions of patients. While cholesterol management with statins has been shown to significantly reduce cardiovascular risk, significant residual cardiovascular risk remains. REDUCE-IT is designed to test the hypothesis that Vascepa, when added to statin therapy, significantly reduces cardiovascular risk compared to statins alone in high-risk patients with above normal triglyceride levels.

Thus far, over 99% of the approximately 8,000 patients targeted for enrollment in the event-driven REDUCE-IT study have been enrolled and Amarin has pre-notified all clinical trial sites in the REDUCE-IT study of its intention to cease further patient accrual. Approximately 20,000 patient years of study experience have been accumulated in REDUCE-IT since enrollment commenced in 2011.

Based on historical event rates in the study, Amarin expects to attain 60% of the target aggregate number of primary cardiovascular events during the first half of 2016, triggering a pre-specified interim review by the independent data monitoring committee (DMC) of the trial’s efficacy and safety results. After the 60% target has been achieved, additional time is required by the contract research organizations to finish collecting and preparing data for transfer to and analysis by the DMC. As is typical for large-scale, multi-national studies, this data preparation and transfer process is expected to take several months, independent of the robustness of the underlying safety and efficacy data.

Given the high thresholds of overwhelming efficacy and safety required prior to an independent DMC recommending an early stop to a cardiovascular outcomes trial like REDUCE-IT, management continues to expect that the DMC’s interim analysis will result in a recommendation to continue the REDUCE-IT study as planned.

While clinical, epidemiological, and genetic data has historically supported the hypothesis of Amarin’s on-going REDUCE-IT study, the body of research exploring the potential benefits of EPA continues to grow, adding to Amarin’s excitement regarding the potential for REDUCE-IT success. Research in 2015, both sponsored by Amarin and independently by the international scientific community, continues to explore unique attributes of pure EPA that could play important roles in support of cardiovascular health. This research has generated increased interest in Vascepa in the scientific community.

“With the residual risk of cardiovascular disease in excess of 60% despite statin therapy, tens of millions of statin-treated patients with persistently high triglycerides remain in need of additional therapeutic options to further reduce that risk and improve their cardiovascular health,” continued Mr. Thero. “As the body of research grows supporting the potential benefits of pure EPA, the active pharmaceutical ingredient in Vascepa, our confidence increases that REDUCE-IT may be the first prospective study to generate data supporting the cardiovascular benefit of additional drug treatment to statin-treated patients. We believe Vascepa is uniquely positioned in the REDUCE-IT study to show benefit in a high-risk patient population not previously studied in a prospectively designed blinded randomized outcomes trial.”

Financial Results and 2016 Guidance

Net product revenue for the three months ended December 31, 2015 and 2014 was $26.4 million and $16.5 million, respectively. Net product revenue for the years ended December 31, 2015 and 2014 was $81.0 million and $54.2 million, respectively. These increases in product revenue were primarily attributable to increases both in new and recurring prescriptions of Vascepa. In addition, Amarin recognized licensing revenue of $0.8 million in the year ended December 31, 2015 related to the Eddingpharm development and commercialization agreement executed in February 2015, for which development continues to track forward consistent with our expectations. Based on current estimates, Amarin anticipates approximately $0.9 million in licensing revenue to be recognized from the Eddingpharm agreement during 2016.

Amarin anticipates that its expanded ability to promote Vascepa will continue to drive increases in Vascepa revenues in 2016. Based on 2015 growth and anticipated trends, the company reiterates its guidance estimate of total 2016 net product revenue of between $105 million and $120 million. Revenue within this range is expected to position Amarin to enter 2017 cash flow positive from commercial operations, excluding REDUCE-IT and other R&D expenses not required to sustain current commercial operations.

Cost of goods sold for the three months ended December 31, 2015 and 2014 was $8.4 million and $5.8 million, respectively. Cost of goods sold for the years ended December 31, 2015 and 2014 was $27.9 million and $20.5 million, respectively. Gross margin on product sales improved to 68% and 66% in the quarter and year ended December 31, 2015, respectively, as compared to 65% and 62% in the quarter and year ended December 31, 2014, respectively. The improvement in gross margin on product sales in 2015 was primarily driven by lower unit cost active pharmaceutical ingredient (API) purchases. Amarin received initial batches of API from its newest supplier in Q3 2015 and, based on competitive pricing from this and other suppliers, generated its highest quarterly gross margin since Vascepa was launched in 2013. Amarin anticipates gross margin as a percentage of product sales to continue to improve in 2016.

Selling, general and administrative (SG&A) expenses for the three months ended December 31, 2015 and 2014 were $23.5 million and $18.4 million, respectively. SG&A expenses in the years ended December 31, 2015 and 2014 were $101.0 million and $79.3 million, respectively. This increase was primarily driven by higher co-promotion fees payable to Kowa Pharmaceuticals America, Inc. reflecting both a full year of co-promotion and higher net product revenues in 2015. The increase in SG&A expenses was further driven by higher sales and marketing costs primarily associated with the federal court decision that expanded our right to promote Vascepa, an increase in non-cash stock-based compensation expense, and higher legal fees. Amarin currently anticipates that prior to REDUCE-IT data, with the exception of increases in the co-promotion fees expected to be earned by Kowa Pharmaceuticals America, Inc. and non-cash costs, its SG&A costs will be relatively flat during 2016 as compared to 2015.

Research and development expenses for the three months ended December 31, 2015 and 2014 were $13.3 million and $12.4 million, respectively. Research and development expenses for the years ended December 31, 2015 and 2014 were $51.1 million and $50.3 million, respectively. This modest increase was primarily driven by increased internal staffing and overhead costs and non-cash stock-based compensation partially offset primarily by quarterly variability in costs related to the REDUCE-IT study. In 2016, research and development costs, excluding non-cash costs, are expected to vary from quarter to quarter due to the timing of REDUCE-IT costs.

Under GAAP, Amarin reported a net loss of $21.9 million for the fourth quarter of 2015, or basic and diluted loss per share of $0.12. This net loss included $3.7 million in non-cash share-based compensation expense, a $0.7 million non-cash loss on the change in fair value of derivatives, and a $1.3 million non-cash gain on extinguishment of debt. Amarin reported a net loss of $19.7 million for the fourth quarter of 2014, or basic and diluted loss per share of $0.11. This net loss included $2.7 million in non-cash share-based compensation expense and a $1.6 million non-cash gain on the change in fair value of derivatives.

Under GAAP, Amarin reported a net loss of $149.1 million for the year ended December 31, 2015, or basic and diluted loss per share of $0.83. This net loss included $13.9 million in non-cash share-based compensation expense, a $1.1 million non-cash loss on the change in fair value of derivatives, a $1.3 million non-cash gain on extinguishment of debt, and $33.9 million in charges for non-cash deemed dividends for accounting purposes. For the year ended December 31, 2014, Amarin reported a net loss of

$56.4 million, or basic and diluted loss per share of $0.32 and $0.36, respectively. This net loss included $9.0 million in non-cash share-based compensation expense, $0.5 million in non-cash warrant compensation income, a $13.5 million non-cash gain on the change in fair value of derivatives, and a $38.0 million non-cash gain on extinguishment of debt.

Excluding non-cash gains or losses for share-based compensation, change in fair value of derivatives, and gain on extinguishment of debt, non-GAAP adjusted net loss was $18.8 million for the fourth quarter of 2015, or non-GAAP adjusted basic and diluted loss per share of $0.10, compared to non-GAAP adjusted net loss of $18.5 million for the fourth quarter of 2014, or non-GAAP adjusted basic and diluted loss per share of $0.11.

Excluding non-cash gains or losses for share-based compensation, warrant compensation, change in fair value of derivatives, gain on extinguishment of debt, and the non-cash deemed dividends, non-GAAP adjusted net loss was $101.5 million for the year ended December 31, 2015, or non-GAAP adjusted basic and diluted loss per share of $0.56, compared to non-GAAP adjusted net loss of $99.4 million for the year ended December 31, 2014, or non-GAAP adjusted basic and diluted loss per share of $0.57.

Amarin reported cash and cash equivalents of $107.0 million at December 31, 2015, representing a net decrease of $12.0 million from reported cash and cash equivalents of $119.0 million at September 30, 2015 and a net decrease of $12.5 million from reported cash and cash equivalents of $119.5 million at December 31, 2014. The change in cash balance during 2015 reflects the receipt of a $15.0 million up-front licensing fee, net proceeds from preferred stock issuances of $57.7 million, and net proceeds of $11.0 million from the issuance and extinguishment of debt, offset by cash used in operating activities. Net cash used in operating activities during the year ended December 31, 2015 included approximately $56.6 million in sales and marketing related expenses and approximately $38.2 million of costs incurred through our contracted clinical research organization and for clinical trial materials in support of the REDUCE-IT cardiovascular outcomes study. Cash used for operating activities during the year ended December 31, 2015, included approximately $20.0 million more for supply purchases than spent during the corresponding period of 2014 as Amarin began 2014 with significantly higher inventory levels.

As previously reported, in November 2015 the company issued $31.3 million in aggregate principal amount of new 3.5% November 2015 exchangeable senior notes due 2032, with a put option in January 2019, after anticipated completion of REDUCE-IT, for $27.5 million, of which $15.9 million of such proceeds were used to repurchase $16.2 million in aggregate principal amount of the company’s 2012 Notes inclusive of accrued but unpaid interest thereon, which had a put option in January 2017. Approximately $0.6 million of the proceeds were used to pay transaction costs. The remaining $11.0 million is intended to be used for working capital and general corporate purposes.

As of December 31, 2015, Amarin had approximately 183.4 million American Depository Shares (ADSs) and ordinary shares outstanding, 32.8 million common share equivalents of Series A Convertible Preference Shares outstanding, and approximately 17.8 million equivalent shares underlying stock options at a weighted average exercise price of $3.76, as well as 10.9 million equivalent shares underlying restricted or deferred stock units.

Conference Call and Webcast Information

Amarin will host a conference call at 8:00 a.m. ET today, February 25, 2016. The conference call can be heard live through the investor relations section of the company’s website at www.amarincorp.com, or via telephone by dialing 877-407-8033 within the United States or 201-689-8033 from outside the United States. A replay of the call will be made available for a period of two weeks following the conference call. To hear a replay of the call, dial 877-660-6853 (inside the United States) or 201-612-7415 (outside the United States). A replay of the call will also be available through the company’s website shortly after the call. For both dial-in numbers please use conference ID 13628013.

Use of Non-GAAP Adjusted Financial Information

Included in this press release and the conference call referenced above are non-GAAP adjusted financial information as defined by U.S. Securities and Exchange Commission Regulation G. The GAAP financial measure most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, is included in this press release after the condensed consolidated financial statements.

Non-GAAP adjusted net loss was derived by taking GAAP net loss and adjusting it for non-cash gains or losses for share-based compensation, warrant compensation, change in value of derivatives, gain on extinguishment of debt and preferred stock purchase option and beneficial conversion features. Management believes that these non-GAAP adjusted measures provide investors with a better understanding of the company’s historical results from its core business operations. While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Amarin’s clinical program includes a commitment to an ongoing outcomes study. Vascepa® (icosapent ethyl), Amarin’s first FDA approved product, is a highly-pure, omega-3 fatty acid product available by prescription. For more information about Vascepa visit www.vascepa.com. For more information about Amarin visit www.amarincorp.com.

About VASCEPA® (icosapent ethyl) capsules

VASCEPA® (icosapent ethyl) capsules, known in scientific literature as AMR101, is a highly pure-EPA omega-3 prescription product in a 1 gram capsule.

Indications and Usage

•	VASCEPA (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (>500 mg/dL) hypertriglyceridemia.

•	The effect of VASCEPA on the risk for pancreatitis and cardiovascular mortality and morbidity in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information for VASCEPA

•	VASCEPA is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to VASCEPA or any of its components.

•	Use with caution in patients with known hypersensitivity to fish and/or shellfish.

•	The most common reported adverse reaction (incidence > 2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo). There was no reported adverse reaction > 3% and greater than placebo.

•	Patients receiving treatment with VASCEPA and other drugs affecting coagulation (e.g., anti-platelet agents) should be monitored periodically.

•	In patients with hepatic impairment, monitor ALT and AST levels periodically during therapy.

•	Patients should be advised to swallow VASCEPA capsules whole; not to break open, crush, dissolve, or chew VASCEPA.

•	Adverse events and product complaints may be reported by calling 1-855-VASCEPA or the FDA at 1-800-FDA-1088.

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Vascepa has been approved for use by the United States Food and Drug Administration (FDA) as an adjunct to diet to reduce triglyceride levels in adult patients with severe (>500 mg/dL) hypertriglyceridemia. Vascepa is under various stages of development for potential use in other indications that have not been approved by the FDA. Nothing in this press release should be construed as promoting the use of Vascepa in any indication that has not been approved by the FDA.

Forward-looking statements

This press release contains forward-looking statements, including statements about the future commercialization of Vascepa; expectations regarding Vascepa sales, revenue, costs and other financial metrics for the year ended December 31, 2016 and the quarterly periods within 2016; expectations related to Amarin’s anticipated financial position and outlook in 2016 and the years that follow such as the company’s potential to enter 2017 as cash flow positive from commercial operations; expectations for continued enrollment, event rates, interim data review, results and related announcements with respect to Amarin’s REDUCE-IT cardiovascular outcomes study; expectations regarding the continued effect and scope of the court-expanded ability to promote Vascepa and to educate healthcare professionals regarding the efficacy and safety of Vascepa; expectations related to the interim and final outcome of the REDUCE-IT study and the anticipated successful completion of the REDUCE-IT study; and statements regarding the potential efficacy, safety and therapeutic benefits of Vascepa. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In particular, as disclosed in filings with the U.S. Securities and Exchange Commission, Amarin’s ability to effectively commercialize Vascepa will depend in part on its ability to continue to effectively finance its business (including the REDUCE-IT study), efforts of third parties, its ability to create market demand for Vascepa through education, marketing and sales activities, to achieve market acceptance of Vascepa, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, to comply with legal and regulatory requirements in connection with the sale and promotion of Vascepa and to maintain patent protection for Vascepa. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that historical REDUCE-IT clinical trial enrollment and randomization rates may not be predictive of future results and related cost may increase beyond expectations; the risk that regulatory reviews may impact the current design of the REDUCE-IT study or cause a change in strategic direction with respect to continuation of the study; the risk that future litigation, court decisions and interpretation and interactions with regulatory authorities may impact Vascepa marketing and sales rights and efforts; the risk that Vascepa may not show clinically meaningful effects in REDUCE-IT or support regulatory approvals for cardiovascular risk reduction; the risk associated with pending litigation; and the risk that patents may not be upheld in patent litigation and applications may not result in issued patents. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Important Information Regarding Prescriptions Data and Product Revenue

The historical prescription data provided in this press release is based on data published by third parties. References to normalized prescriptions equate to 120 capsules or one month’s supply. Although Amarin believes these data are prepared on a period to period basis in a manner that is generally consistent and that such results are indicative of current prescription trends, these data are based on estimates and should not be relied upon as definitive. These data may overstate or understate actual prescriptions. Based on other data available to Amarin and the history of such third-party prescription estimates in similar stages of launch of other pharmaceutical products, Amarin believes that the trends provided by this information can be useful to gauge current prescription levels. There is a limited amount of information available to determine the actual number of total prescriptions for prescription products like Vascepa. Amarin believes that investors should view these data with caution, as data for this single and limited period may not be representative of a trend consistent with the results presented or otherwise predictive of future results. Seasonal fluctuations in pharmaceutical sales may affect future prescription trends of Vascepa on a monthly and quarterly basis, for example, as could changes in prescriber sentiment and other factors. Amarin believes investors should consider its results during this quarter together with its results over several future quarters, or longer, and in light of seasonal fluctuations before making an assessment about potential future performance. The commercialization and co-promotion of a new pharmaceutical product are complex undertakings, and Amarin’s ability to effectively and profitably commercialize Vascepa will depend in part on its ability to continue to generate market demand for Vascepa through education, marketing and sales activities, its ability to achieve market acceptance of Vascepa, its ability to generate product revenue and its ability to receive adequate levels of reimbursement from third-party payers and its ability to benefit from continued contributions of its Vascepa co-promotion partner, Kowa Pharmaceuticals America, Inc. See “Risk Factors—Risks Related to the Commercialization and Development of Vascepa” included in Part I, Item 1A. Risk Factors in Amarin’s 2015 Annual Report on Form 10-K.

Availability of Other Information about Amarin

Investors and others should note that we communicate with our investors and the public using our company website (www.amarincorp.com), our investor relations website (http://www.amarincorp.com/investor-splash.html), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that we post on these channels and websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested in Amarin to review the information that we post on these channels, including our investor relations website, on a regular basis. This list of channels may be updated from time to time on our investor relations website and may include social media channels. The contents of our website or these channels, or any other website that may be accessed from our website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin contact information:

Investor Inquiries

Kathryn McNeil

Investor Relations and Corporate Communications

Amarin Corporation plc

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com

Graham Morrell

Trout Group

In U.S.: +1 (646) 378-2954

gmorrell@troutgroup.com

Media Inquiries

Kristie Kuhl

Finn Partners

In U.S.: +1 (212) 583-2791

Kristie.kuhl@finnpartners.com

CONSOLIDATED BALANCE SHEET DATA

(U.S. GAAP)

Unaudited

	December 31, 2015	December 31, 2014
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$106,961	$119,539
Restricted cash	600	600
Accounts receivable, net	13,826	7,842
Inventory	18,985	13,733
Deferred tax assets, current	—	934
Prepaid and other current assets	3,152	2,633

Total current assets	$143,524	$145,281

Property, plant and equipment, net	243	381
Deferred tax assets, long-term	18,233	12,556
Other long-term assets	2,045	2,826
Intangible asset, net	9,417	10,063

TOTAL ASSETS	$173,462	$171,107

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$10,832	$8,525
Current portion of long-term debt	14,742	15,394
Deferred revenue, current	923	—
Accrued expenses and other current liabilities	24,226	16,387

Total current liabilities	$50,723	$40,306

Long-Term Liabilities:
Exchangeable senior notes, net of discount	138,605	121,846
Long-term debt	91,512	89,617
Long-term debt derivative liabilities	8,170	7,400
Deferred revenue, long-term	13,308	—
Other long-term liabilities	335	386

Total liabilities	$302,653	$259,555

Stockholders’ Deficit:
Preferred stock	24,364	—
Common stock	149,978	143,113
Additional paid-in capital	816,171	738,890
Treasury stock	(411)	(217)
Accumulated deficit	(1,119,293)	(970,234)

Total stockholders’ deficit	$(129,191)	$(88,448)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$173,462	$171,107

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(U.S. GAAP)

Unaudited

	Three months ended December 31,		Years ended December 31,
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
	2015	2014	2015	2014
Product revenue, net	$26,402	$16,480	$80,987	$54,202
Licensing revenue	231	—	769	—

Total revenue, net	26,633	16,480	81,756	54,202
Less: Cost of goods sold	8,389	5,848	27,875	20,485

Gross margin	18,244	10,632	53,881	33,717
Operating expenses:
Selling, general and administrative (1)	23,519	18,397	101,041	79,346
Research and development (1)	13,347	12,435	51,062	50,326

Total operating expenses	36,866	30,832	152,103	129,672

Operating loss	(18,622)	(20,200)	(98,222)	(95,955)
(Loss) gain on change in fair value of derivative liabilities (2)	(740)	1,602	(1,106)	13,472
Gain on extinguishment of debt	1,314	—	1,314	38,034
Interest expense, net	(5,295)	(4,914)	(20,048)	(18,479)
Other (expense) income, net	(93)	(267)	(228)	3,727

Loss from operations before taxes	(23,436)	(23,779)	(118,290)	(59,201)
Benefit from income taxes	1,545	4,122	3,086	2,837

Net loss	(21,891)	(19,657)	(115,204)	(56,364)
Preferred stock purchase option	—	—	(868)	—
Preferred stock beneficial conversion features	—	—	(32,987)	—

Net loss applicable to common shareholders	$(21,891)	$(19,657)	$(149,059)	$(56,364)

Loss per share:
Basic	$(0.12)	$(0.11)	$(0.83)	$(0.32)
Diluted	$(0.12)	$(0.11)	$(0.83)	$(0.36)
Weighted average shares:
Basic	183,313	174,590	180,654	173,719
Diluted	183,313	174,590	180,654	173,824

(1)	Excluding non-cash stock- and warrant-based compensation, selling, general and administrative expenses were $90,441 and $73,528 for 2015 and 2014, respectively, and research and development expenses were $47,782 and $47,625, respectively, for the same periods. Excluding these non-cash costs and excluding co-promotion fees paid to our U.S. co-promotion partner, selling, general and administrative expenses were $82,474 and $71,864 for 2015 and 2014, respectively.
(2)	Non-cash gains and losses result from changes in the fair value of a warrant derivative liability, long-term debt derivative liabilities, and a preferred stock purchase option derivative liability.

RECONCILIATION OF NON-GAAP NET LOSS

Unaudited

	Three months ended December 31,		Years ended December 31,
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
	2015	2014	2015	2014
Net loss for EPS[1]—GAAP	$(21,891)	$(19,657)	$(149,059)	$(56,364)
Share based compensation expense	3,712	2,749	13,889	9,022
Warrant compensation income	—	—	(9)	(503)
Loss (gain) on change in fair value of derivatives	740	(1,602)	1,106	(13,472)
Gain on extinguishment of debt	(1,314)	—	(1,314)	(38,034)
Preferred stock purchase option	—	—	868	—
Preferred stock beneficial conversion features	—	—	32,987	—

Adjusted net loss for EPS[1]—non GAAP	$(18,753)	$(18,510)	$(101,532)	$(99,351)
[1]basic and diluted
Loss per share:
Basic and diluted—non GAAP	$(0.10)	$(0.11)	$(0.56)	$(0.57)
Weighted average shares:
Basic and diluted	183,313	174,590	180,654	173,719